Exhibit 10.15

Self-funded Overseas Study Service Agreement

Party A (Self-funded Overseas Study Applicant):

ID Card No.:

Custodian:

Tel:

Party B: China Liberal (Beijing) Education Technology Co., Ltd.

Address:

Contact:

Tel:

In order to safeguard the legitimate rights and interests of Party A and Party B, and according to Contract Law of the People’s Republic of China and relevant laws and regulations, and based on the principles of voluntariness, equality, negotiation and consensus, Party A and Party B have entered into the following agreement in respect of Party B being entrusted by Party A to provide self-funded overseas study and relevant ancillary program service:

(I) Service Project and Fee

1.	Party A applies for ___________ overseas study project.

2.	Main service contents of Party B: overseas study consulting and visa service, overseas service, one-to-one language course, one-to-one art course.

3.	Party A agrees to pay the service fee to Party B in lump sum after the signing of this Agreement, namely RMB ________ in total.

(II) Party B’s Obligations

4. Overseas study consulting and visa service

(1)	Party B shall introduce the details, optional colleges and universities and majors of Italian art foundation overseas study project to Party A,

(2)	Party B shall assist and guide Party A in preparing the relevant materials of admission application; Party B shall handle the procedures of admission application for Party A, and shall guide Party A to pay enrollment fee, tuition and sundry fees, etc.

(3)	Party B shall guide Party A to prepare for visa application, and assist Party A in handling visa or entry approval documents.

(4)	Party B shall keep all materials provided by Party A confidential, and may not disclose to any unrelated third party, except for the purpose of the admission application and visa application of Party A.

5. Overseas service

(1)	Party B may provide compensated overseas services to Party A.

(2)	Overseas services include picking up at the airport of destination, arranging accommodation (reserving student dormitory/hotel), leading Party A to handle registration according to the local regulations, opening an account in bank, introducing the local daily living common knowledge, etc.

6. Language course and art course

(1)	Party B shall customize program system and matching teaching and guidance materials according to the admission requirements of Italian art colleges and universities of Italian art foundation overseas study project.

(2)	Party B shall provide the place necessary for study and qualified teaching personnel.

(3)	Langue course and art course generally adopt one-to-one mode.

(III) Party A’s Obligations

7.	Party A shall conform to the conditions of Chinese citizen self-funded overseas study, and comply with the national regulations about citizen self-funded overseas study.

8.	Party A shall guarantee that all documents and materials by Party A and all contents stated by Party A shall be lawful, true and valid.

9.	Party A shall submit all materials necessary for overseas study application to Party B within the time as required by Party B.

10.	During the process of handling overseas study application, if any change happens to the overseas study policy or visa policy of the country of destination or the admission requirements of the college applied for, Party A shall timely provide supplementary materials according to the new requirements.

11.	During the process of handling overseas study application, if the embassy (consulate) of the country of destination in China requires interviewing Party A, Party A shall participate in interview as required.

12.	Party A shall complete the training of language course and/or art course within the time as required by Party B.

13.	Party A shall timely pay the service fee as specified herein to Party B; Party A shall pay enrollment fee, tuition and sundry fees to overseas college according to the time as notified by Party B, and shall timely notify Party B of the payment results.

(IV) Liabilities for Breach

14.	Party B and Party A shall perform all provisions of this Agreement; breaching party shall assume corresponding liabilities for breach.

15.	If Party A fails to participate in the training of language course and/or art course within the time as required by Party B, all program fee will not be refunded; in such case, Party A cannot meet the visa application requirements of Italian Art foundation overseas study project, and the relevant service fee that has been charged will not be refunded.

16.	If this Agreement cannot be performed due to any false documents or materials provided by Party A, the service fee that has been charged will not be refunded.

17.	Within the period from the date of signing of this Agreement to the date when Party A has obtained the visa, if Party A requires dissolving this Agreement due to Party A’s own cause, the service fee that has been charged by Party B will not be refunded.

(V) Force Majeure

18.	If the performance of this Agreement cannot be continued due to force majeure, all or a part of liabilities may be exempted according to the impact of the force majeure, except as otherwise stated by law. If force majeure happens after either party delays in performing, such party may not be exempted from the liabilities. For the purpose of this Agreement, force majeure refers to the objective circumstance that is unforeseeable, unavoidable and insuperable, such as serious natural disaster, plague, war, riot, etc.

19.	If either party is prevented from performing this Agreement due to force majeure, it shall immediately send a notice to the other party, stating the date of occurrence, nature, estimated duration of the force majeure and the impact on the performance of this Agreement by the impacted party, and shall provide a proof within 7 days after the date of occurrence of force majeure.

20.	The Parties shall timely negotiate over resolutions and remedial measures in respect of the impact caused by force majeure. The impacted party shall try to take reasonable measures to minimize the losses that may be suffered by the other party; otherwise the impacted party shall compensate for the losses as expanded therefore.

(VI) Supplementation, Alteration and Modification of this Agreement

21.	Any supplementation, alteration or modification of this Agreement shall be made in the form of written supplementary agreement. Such supplementary agreement shall bear the same legal force as this Agreement upon being signed by the Parties.

(VII) Effectiveness and Termination

22.	This Agreement shall become effective upon being signed and sealed by Party A or his/her custodian and Party B.

23.	This Agreement is made in two originals of the same legal force, one for each party hereto.

24.	This Agreement shall be terminated as soon as the Parties have completed all of their respective rights and obligations hereunder.

Party A	Party B: China Liberal (Beijing) Education Technology Co., Ltd.

Signature:	Representative (Signature):

Date:	Date

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